Exhibit (i)

                              SEWARD & KISSEL LLP
                                901 K Street, NW
                                   Suite 800
                              Washington, DC 20001
                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com


                                                     January 31, 2018


AB Bond Fund, Inc.
 -  AB Intermediate Bond Portfolio
 -  AB Limited Duration High Income Portfolio
 -  AB Credit Long/Short Portfolio
 -  AB Income Fund
 -  AB Tax-Aware Fixed Income Portfolio
AB Global Bond Fund, Inc.
AB High Income Fund, Inc.
AB Unconstrained Bond Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

            We have acted as counsel for each of the corporations named above (each, a "Company," and collectively, the "Companies") and the individual portfolios of certain of the Companies (each, a "Portfolio"), as applicable, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value per share as set forth in each Company's Charter, of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock and Advisor Class Common Stock, as applicable (each, a "Class," and collectively, the "Shares"), of each Company or Portfolio, as applicable. Each Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion is rendered to each Company severally, and not to the Companies jointly.

            As counsel for a Company, we have participated in the preparation of the Post-Effective Amendment to that Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on January 31, 2018, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of that Company and any amendments and supplements thereto and have relied upon such corporate records of that Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

            Based on such examination, we are of the opinion that the Shares of each Company to be offered for sale pursuant to the Registration Statement of that Company are, to the extent of the numbers of Shares of the relevant Classes of each Portfolio in the Company, as applicable, authorized to be issued by that Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

            We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in Part B thereof.


                                              Very truly yours,


                                              /s/ Seward & Kissel LLP